EXHIBIT 99.1

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS FIRST QUARTER RESULTS

Wayne, PA – July 24, 2003 – Triumph Group, Inc. (NYSE:TGI) reported today that for the first three months of fiscal 2004, net sales from continuing operations were $140.6 million, compared to $139.8 million for the first quarter of fiscal 2003.  Net income for the first three months of fiscal 2004 was $7.1 million, or $0.45 per common share, versus $10.0 million, or $0.63 per common share, for the prior year quarter. Discontinued operations incurred a net loss of $0.6 million for the first three months of fiscal 2004.  Income from continuing operations for the first quarter of fiscal 2004 was $7.6 million, or $0.48 per common share, compared to $9.7 million, or $0.60 per common share, for the prior year same period.  All references to earnings per share herein are on the diluted basis.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “The results from continuing operations for the first quarter were in line with our expectations.  We have reduced costs and eliminated redundancies to adjust to current market conditions, which we do not foresee recovering until late 2004.”

Mr. Ill further stated, “We continue to experience a drop in commercial build rates and a continued weakness in the business jet market while our regional jet market remains steady.  Our military business remains strong and our aftermarket services business, after a short slump due to SARS and the war in Iraq, is recovering.  Also, while our original equipment industrial gas turbine business is down, we see an upturn in repair and overhaul activity.”

“While we continue to operate in a difficult economic environment, we remain optimistic about our ability to broaden our product offerings and to increase market share.  In continuing to execute our long-term growth strategies, we invested $15.0 million in the acquisition of the assets of Parker Hannifin’s United Aircraft Products Division, now known as Triumph Thermal Systems, as well as investing $7.2 million in capital projects.  These capital expenditures included completion of the $10.0 million long-line processing facility in Lynwood, California, and continuing construction of our engineering research and development center in Clemmons, North Carolina, which will support our control systems product line,” said Mr. Ill.

“These actions reflect our continued commitment to expand the products and capabilities that we offer to our customers,” Mr. Ill concluded.

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding foreseeable industry conditions, the outlook for future repair and overhaul activity, and opportunities relating to product offerings and increased market share, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The company wishes to caution readers that several important factors could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2003.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 3 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2003		2002

Net Sales	$140,629		$139,789

Operating Income	14,673		18,251

Interest Expense and Other	2,833		3,282
Income Tax Expense	4,203		5,314

Income from Continuing Operations	7,637		9,655
(Loss) Income from Discontinued Operations	(557)		391

Net Income	$7,080		$10,046

Earnings Per Share - Basic:

Income from Continuing Operations	$0.48		$0.61
(Loss) Income from Discontinued Operations	$(0.04)		$0.02
Net Income	$0.45	*	$0.64	*

Weighted average common shares outstanding - Basic	15,835		15,817

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.48		$0.60
(Loss) Income from Discontinued Operations	$(0.04)		$0.02
Net Income	$0.45	*	$0.63	*

Weighted average common shares outstanding - Diluted	15,883		15,991

*  difference due to rounding.

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$6,479	$5,992

Capital Expenditures	$7,211	$5,153

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands)

BALANCE SHEET

	June 30, 2003	March 31, 2003
Assets
Cash	$9,121	$8,583
Accounts Receivable, net	104,435	106,841
Inventory	205,552	196,343
Assets held for sale	28,806	27,883
Prepaids and Other	3,381	3,549
Current Assets	351,295	343,199

Fixed Assets, net	221,090	215,832
Goodwill	271,784	260,467
Intangible Assets, net	30,046	31,055
Other	15,532	13,615

Total Assets	$889,747	$864,168

Liabilities & Stockholders’ Equity

Accounts Payable	$43,628	$47,466
Accrued Expenses and Other	39,508	44,808
Liabilities related to assets held for sale	6,162	6,361
Income Taxes Payable	4,272	3,231
Deferred Income Taxes	1,585	1,585
Current Portion of Long-Term Debt	7,659	7,831
Current Liabilities	102,814	111,282

Long-Term Debt, less current portion	218,813	191,692
Deferred Income Taxes and Other	65,610	66,209

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	258,760	258,675
Treasury Stock, at cost, 182,860 and 183,260 shares	(4,539)	(4,549)
Accumulated other comprehensive income	893	543
Retained earnings	247,380	240,300
Total Stockholders’ Equity	502,510	494,985

Total Liabilities and Stockholders’ Equity	$889,747	$864,168

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended June 30, 2003 was $21.2 million with a margin of 15.0%.  EBITDA for the three months ended June 30, 2002 was $24.2 million with a margin of 17.3%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2003	2002

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	7,637	9,655

Add-back:
Income Tax Expense	4,203	5,314
Interest Expense and Other	2,833	3,282
Depreciation and Amortization	6,479	5,992

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	21,152	24,243

Net Sales	140,629	139,789

EBITDA Margin	15.0%	17.3%

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